Exhibit 99.2

FYQ4’25 COMBINED Script

Intro: Brent Stringham

Good afternoon, and thank you for joining our fiscal fourth quarter and full year 2025 earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations.

We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the Company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare:

Thanks, Brent, and thank you, everyone, for joining today’s call.

Fiscal 2025 marked a turning point for Lantronix — a year of disciplined execution, meaningful transformation, and building the foundation for sustainable, long-term growth. That progress was evident in our fourth quarter results, with revenue of $28.8 million and non-GAAP EPS of $0.01, both well within our quarterly guidance range. These results reflect a return to growth in our core revenue base, excluding the impact of Gridspertise, our EMEA smart grid customer.

As we enter the new fiscal year, we see powerful industry dynamics creating significant opportunities for Lantronix. We believe we are entering a multi-year growth cycle for unmanned aerial systems, supported by record defense funding and favorable regulatory momentum. According to the U.S. Department of Defense, more than $13 billion is earmarked for unmanned platforms in 2026, with an increased focus on secure, U.S.-made technologies. We believe the demand environment for our solutions has never been stronger.

Against this backdrop of growing demand, we are beginning to see meaningful traction in the market, highlighted by our most recent win with Red Cat’s Teal Drones, which we formally announced last week. We’ve been collaborating with their team for some time, and our TAA- and NDAA-compliant solution now powers Teal’s Black Widow drones for the U.S. Army’s Short-Range Reconnaissance Program. As a Blue UAS-approved platform, this program highlights both the rigor of the qualification process and the mission-critical role of our technology. We began shipments in the June quarter, generating initial revenue and strengthening visibility into fiscal 2026.

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We believe our competitive edge lies in our deep camera expertise — military and other high performance drone requirements include advanced camera tuning, sensor fusion, and complex software integration — capabilities we have refined over many years. Equally important, being North America-based and fully compliant with NDAA and TAA regulations further positions us as a trusted supplier to OEMs and defense contractors engaged in U.S. government programs. Red Cat’s Teal Drones exemplifies how our secure edge compute solutions drive long-term growth opportunities in the drone market.

Beyond defense, our partnership with Aerora highlights our ability to deliver high-performance Edge AI solutions for commercial drone applications. By combining our compute module with Teledyne FLIR’s thermal camera and Prism’s AI software, we enable more intelligent, real-time decision-making for applications like autonomous flight, surveillance, and industrial inspection. Early market feedback has been very positive, and we expect revenue contribution from these solutions to begin in fiscal 2026.

Looking ahead, we see broader industry trends, including government investment and rising demand for U.S.-based suppliers, creating a strong runway for both defense and commercial growth.

Moving to our next win, we recently signed a multi-year agreement with a major U.S. mobile carrier to provide devices and services as they modernize over 50,000 backup power systems at wireless cell sites nationwide. This win is a strong validation of our edge infrastructure strategy, enabling resilient network uptime, improved lifecycle management, and real-time operational visibility across thousands of distributed locations. So far, we’ve booked nearly all the initial units and have begun shipping in the June quarter, with additional orders expected as the rollout continues. We believe this is a long-term opportunity with this customer, and expect additional volume beyond this initial deployment, reflecting the depth of our relationship and the strategic nature of this program.

In addition to the sizable hardware deployment, this design win also incorporates our Percepxion platform, enabling remote monitoring and ongoing management of connected assets. As these devices are brought online, we expect they will contribute to our growing base of high-margin annual recurring revenue. This win also opens the door to broader collaboration with the carrier over time, including additional software-enabled services and potential expansion across their larger network footprint.

These types of wins highlight our transition from a traditional hardware supplier to a strategic platform partner, helping customers accelerate intelligence at the edge. This evolution positions us to capture a larger share of customer wallet, deepen long-term relationships, and embed our solutions more directly into their critical operations. By moving up the value chain, we are not only expanding revenue opportunities but also creating a stickier, higher-margin business over time.

Turning to our growth outlook…

As we turn the corner into a new fiscal year, we’re seeing growing momentum fueled by recent design wins that are expanding our customer base and enhancing the predictability of our business. This diversification marks an important step forward as we move past the impact of Gridspertise and underscores the underlying strength of our core platform.

Q1 is off to a strong start, with healthy engagement from both new and existing customers across multiple verticals. Our core business has stabilized and is now positioned to deliver growth over the longer term. At the same time, we’re beginning to see encouraging traction in our Edge AI strategy.

Looking ahead, our visibility into fiscal 2026 has improved, supported by momentum across the two strategic pillars of our platform: Edge IoT — spanning compute and connectivity — and Network Infrastructure, encompassing Out-of-Band management and networking solutions. This momentum is being driven by:

1.	Recent design wins in Edge IoT & Out of Band
2.	Continued investment in product innovation; and
3.	Expanding relationships across our distribution and technology partner ecosystem.

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Together, these initiatives reinforce our ability to scale profitably and capture long-term opportunities at the intelligent edge. With that, I’ll turn the call over to Brent to provide more detail on our financial performance.

Brent?

Brent Stringham:

Thanks, Saleel.

Building on that strategic context, I’ll now walk through our fourth quarter and fiscal 2025 financial results, highlight the key drivers behind our performance, and provide our outlook for the first quarter of fiscal 2026.

Looking back on fiscal 2025, we delivered revenue of $123 million, reflecting the transition from a record fiscal 2024 to a more normalized revenue base. As we’ve noted before, fiscal 2024 included a significant contribution from Gridspertise, which accounted for roughly 25% of revenue that year.

In fiscal 2025, we recognized just over $11 million from Gridspertise in the first half, with minimal revenue contribution in the second half of the year as the customer continued to work through its prior deployments. Excluding this customer, our core revenue base stabilized in the second half of the year, and the operational discipline we’ve driven over the last 12 months positions us for more sustainable and diversified growth in fiscal 2026.

In the fourth quarter of fiscal 2025, we delivered revenue of $28.8 million, a sequential increase from $28.5 million in the prior quarter, and approximately 4% higher than fiscal Q4 2024 when excluding the impact of Gridspertise. This growth, driven by continued momentum in our Edge IoT products, underscores the strength of our core platform and the benefits of a more diversified revenue base.

Turning to margins…

In the fourth quarter, GAAP gross margin was 40.0%, compared to 43.5% in the prior quarter and 38.1% in the year-ago period. On a non-GAAP basis, gross margin was 40.6%, versus 44.1% last quarter and 38.8% in the year-ago quarter. The sequential decline primarily reflects inventory charges for aged inventory and higher duties and tariffs incurred in the quarter.

Despite these temporary impacts, margins remain above the year-ago period, reflecting benefits from our ongoing cost and supply chain initiatives as well as a favorable product mix. As we continue to carefully manage our inventories and the impact of tariffs, we expect gross margins to recover to the levels we achieved in the first half of fiscal 2025.

We’ve made strong progress on our 90-day plan to further improve our cost structure and supply chain efficiency. As of today, the vast majority of U.S.-bound products are now manufactured outside of China, reducing costs and minimizing potential tariff exposure going forward.

Turning to expenses and profitability…

GAAP operating expenses in the fourth quarter of fiscal 2025 were $14.7 million, down from $16.0 million in the prior quarter and $18.2 million in the year-ago period.

GAAP net loss for the fourth quarter of fiscal 2025 was $2.6 million, or 7 cents per share, compared to GAAP net income of $400 thousand, or 1 cent per share, in the year-ago quarter. GAAP results for both the fiscal fourth quarter and full year include restructuring charges of $900,000 and $3.5 million, respectively, related to the cost-reduction initiatives we executed during the year. On a non-GAAP basis, we reported net income of just under $400,000, or 1 cent per share, compared to non-GAAP net income of $1.1 million, or 3 cents per share, in the prior quarter.

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The cost reductions that we have discussed in recent quarters continue to benefit our P&L, with non-GAAP operating expenses down by just under $200,000 from the prior quarter and approximately $1.9 million compared to the year-ago quarter.

Importantly, the proactive steps we took have reduced just over $4 million of costs relative to fiscal 2024, and the implemented efficiency measures have created a leaner operating structure and meaningful leverage in our model. We streamlined our operations, optimized our supply chain, and reduced operating expenses while continuing to invest in strategic growth initiatives. These actions allowed us to maintain profitability on a non-GAAP basis despite the year-over-year revenue decline.

Turning to the balance sheet……

1.	Net inventories decreased to $26.4 million as of June 30, 2025, compared to $28.2 million in the prior quarter and $27.7 million at the end of fiscal 2024.
2.	We ended the June quarter with cash and cash equivalents of $20.1 million, up from the prior quarter. For the quarter, we generated positive operating cash flow, bringing our full-year fiscal 2025 operating cash flow to $7.3 million.
3.	During the year, we paid down approximately $4.5 million of term debt, or 28% of our outstanding balance. As of June 30, 2025, our remaining debt was approximately $11.8 million, resulting in a net cash position of $8.3 million, providing us with a stronger balance sheet entering fiscal 2026.

We also recently refinanced this term debt into an asset-backed line of credit with the same lending partner. This refinancing reduces interest expense, provides greater flexibility on principal repayments, and extends the maturity to August 2028. Together with our debt reduction efforts, these actions strengthen liquidity and improve the efficiency of our capital structure.

Now turning to our outlook for the first quarter of fiscal 2026, which ends September 30, 2025:

•	We expect revenue to be in the range of $28.5 million to $30.5 million.
•	Non-GAAP EPS is expected to be in the range of 2 to 4 cents per share.

With that, I’ll turn the call back to Saleel for closing remarks.

Saleel Awsare:

Thanks, Brent.

To close, fiscal 2025 was a year of transformation for Lantronix — one in which we built a strong foundation for profitable growth and positioned the Company to capitalize on high-value opportunities in Edge AI and infrastructure modernization.

We reshaped our global operations, establishing four Centers of Excellence, streamlined our cost structure, and strengthened our balance sheet. We successfully integrated the NetComm IoT acquisition and deepened our strategic partnership with Qualcomm, expanding our capabilities in Edge IoT and AI-driven innovation.

On top of this, we proactively mitigated tariff exposure and re-aligned our supply chain, actions that reduce risk and support improved gross margin performance going forward.

Collectively, these initiatives have focused our resources on the highest impact opportunities, embedded meaningful operating leverage into our model, and strategically repositioned Lantronix to scale with sustained profitability as we enter fiscal 2026.

With that, we’ll now open the call for your questions.

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